Exhibit 21.1

SUBSIDIARIES OF
FERRELLGAS PARTNERS, L.P.

Ferrellgas, L.P., a Delaware limited partnership
Ferrellgas Partners Finance Corp., a Delaware corporation

SUBSIDIARIES OF
FERRELLGAS, L.P.

bluebuzz.com, Inc., a Delaware corporation
Ferrellgas Receivables, LLC, a Delaware limited liability company
Ferrellgas Finance Corp., a Delaware corporation
Blue Rhino Canada, Inc., a Delaware corporation
Blue Rhino Global Sourcing, LLC, a Delaware limited liability company
Quick Ship, Inc., a Delaware corporation
Uniflame Corporation, a Delaware corporation
Uni Asia, Ltd, a Seychelles limited company
R-4 Technical Center-NC, LLC, a Delaware limited liability company (Ferrellgas, L.P. has a 50% interest in the limited liability company)